Exhibit 99

PRESS RELEASE

News Release – October 21, 2005

Franklin Financial Services Corporation

Kenneth C. Ditzler (717) 261-3665

Franklin Financial reports 18% earnings increase

(Chambersburg) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $1,642,000 for the quarter ended September 30, 2005.  This compares to earnings of $1,417,000 for the quarter ended September 30, 2004 and brings net income for the first nine months of 2005 to $4,484,000 compared with $3,809,000 for the same period in 2004, an increase of 17.7%.

On a per share basis, diluted earnings were $.49 and $1.33 for the quarter and nine months in 2005 compared to $.42 and $1.13 for the same periods in 2004.

Total assets at September 30, 2005 grew by 6.3% over totals a year earlier to a record $608,650,000.  Net loans grew 13.1%, while total deposits and repurchase agreements rose 10.7% from September 30, 2004 to September 30, 2005.  The market value of trust assets under management increased by 5.7% to reach $409,337,000 at September 30, 2005.

Franklin Financial is the bank holding company for F&M Trust, a locally-owned and operated community bank with sixteen community offices throughout Franklin and Cumberland Counties in Boiling Springs, Carlisle, Chambersburg, Marion, Mont Alto, Newville, Shippensburg and Waynesboro.